                                                                    Exhibit 10.2


"Pages where confidential treatment has been requested are stamped 'Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission', and the confidential section has been marked in the margin with a star (*)."
                          SUPPLY AND DELIVERY AGREEMENT

          This Agreement ("Agreement"), dated as of March 13, 2000 ("Effective Date"), is made and entered into by and between Amazon.com LLC (doing business in Washington state as Amazon.com Washington LLC), a Delaware limited liability Company ("LLC"), and Kozmo.com, Inc., a Delaware corporation ("Company"). LLC and Company are sometimes referred to collectively herein as the "Parties" and individually as a "Party."

                                    RECITALS

          A. LLC is engaged in the business of selling book, music and toy products over the Internet and desires to purchase such products from Company for delivery to LLC's customers.

          B. Company wishes to provide such products to LLC on the terms and conditions set forth in this Agreement.

           LLC and Company agree as follows:

SECTION 1.           DEFINITIONS

          Whenever used in this Agreement with initial letters capitalized, the following terms shall have the following specified meanings:

          "AFFILIATE" means, with respect to any person or entity (including either Party), any other person or entity that directly or indirectly controls, is controlled by or is under common control with that person or entity, or which that person or entity beneficially owns at least fifty percent (50%) of the equity interests therein (provided, however, that with respect to the Parties, no individual or entity as to which the ultimate parent entity of a Party does not directly or indirectly control the operations or management thereof (e.g., in the case of LLC as of the date of this Agreement, Gear.com, Inc.) shall be deemed to be an Affiliate of such Party for purposes of this Agreement).

          "CHANGE OF CONTROL" means, with respect to Company, a transaction or series of related transactions that results in (a) a sale of all or substantially all of the assets of Company, (b) the transfer of fifty percent (50%) or more of the outstanding voting power of Company (other than directly or indirectly to a parent or wholly-owned subsidiary of Company), or (c) the acquisition by a person or entity, by reason of any contractual arrangement or understanding with one or more persons or entities, of the right or power to directly or indirectly appoint or cause to be appointed a majority of the directors or officers of Company.

          "CLAIM" means claim, action or proceeding instituted by a third party (other than an Affiliate of a Party), including, without limitation, any governmental authority.

          "COMPANY DERIVATIVE WORK" means any Derivative Work (whether created by LLC, Company, or the Parties jointly) of any Company Existing Intellectual Property or Company Future Intellectual Property.

          "COMMENCEMENT DATE" means the earlier of (a) the date on which the Parties agree to the contents of Exhibits A, B and C, and (b) 90 days after the Effective Date.

          "COMPANY DELIVERY OPTION" means the Company Service as made available through the LLC Site as an option for delivery of Exclusive Products pursuant to the terms and conditions of this Agreement.

          "COMPANY EXISTING INTELLECTUAL PROPERTY" means, collectively, all of the following existing as of the Effective Date: (a) the Trademarks of Company and its Affiliates; (b) the Company Site, including, without limitation, any and all content, data, URLs, domain names, technology, software, code, user interfaces, "look and feel," Trademarks and other items posted thereon or used in connection or associated with any of the foregoing.

          "COMPANY FUTURE INTELLECTUAL PROPERTY" means, collectively, all of the following which are invented, created, developed or first reduced to practice by Company or its Affiliates after the Effective Date without the participation of LLC or its Affiliates and without use of or reference to any LLC Confidential Information, LLC Existing Intellectual Property and/or LLC Future Intellectual
Property: (a) any Trademarks; and (b) any content, data, URLs, domain names, technology, software, code, user interfaces, "look and feel" or other items (but excluding any LLC Derivative Works).

          "COMPANY INTELLECTUAL PROPERTY" means, collectively, any Company Existing Intellectual Property, Company Future Intellectual Property, and Company Derivative Works, but excluding any Joint Works.

          "COMPANY SERVICE" means Company's one-hour delivery service (whether accessed through the Company Site, the LLC Site, any third party Web Site or any other means), through which customers may order products for hand delivery (including any successor, replacement or enhancement to or of such service).

          "COMPANY SITE" means that Web Site, the primary Home Page for which is identified by the URL www.kozmo.com (and any successor or replacement Web Site).

          "CONFIDENTIAL INFORMATION" means, with respect to either Party, all information relating to such Party or its Affiliates that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential. Confidential Information includes, without limitation, (a) all information relating to a Party's or its Affiliates' technology, customers, business plans, promotional and marketing activities, finances and other business affairs and
(b) all third party information that a Party or its Affiliates is obligated to keep confidential. Confidential Information may be contained in tangible materials, such as drawings, data, specifications, reports and computer programs, or may be in the nature of unwritten knowledge. Confidential Information does not include any information that (i) has become publicly available without breach of this Agreement, (ii) can be shown by documentation to have been known to the Receiving Party at the time of its receipt from the Disclosing Party or its Affiliates without a breach of confidentiality or other improper means, (iii) is received from a third party who did not acquire or disclose such information by a wrongful or tortious act or (iv) can be shown by documentation to have been independently developed by the Receiving Party without use of or reference to any Confidential Information of the Disclosing Party.

          "DERIVATIVE WORK" means any adaptation, modification, enhancement, improvement or derivative work.

          "DISCLOSING PARTY" means a Party that discloses Confidential Information to the other Party in connection with this Agreement.

          "EXCLUSIVE PRODUCTS" means book, music and toy products (of any type, and in any format or medium, including in the case of toy products, video games and video game platforms).


          "HOME PAGE" means, with respect to a Web Site, the Web page designated by the operator of the Web Site as the initial and primary end user interface for the Web Site


          "JOINT WORK" means any content, data, URLs, domain names, technology, software, code, user interfaces, "look and feel" or other items which are invented, created, developed or first reduced to practice jointly by the Parties after the Effective Date, are protected or protectable by any Intellectual Property Rights and either: (a) include or incorporate both LLC Existing Intellectual Property, LLC Future Intellectual Property and/or LLC Derivative Works, on the one hand, and/or Company Existing Intellectual Property, Company Future Intellectual Property and/or Company Derivative Works, on the other hand; or (b) include or incorporate no LLC Existing Intellectual Property or LLC Derivative Works, on the one hand, or Company Existing Intellectual Property or Company Derivative Works, on the other hand; provided, however, that notwithstanding any other provision of this Agreement, to the extent that any such items incorporate in whole or in part any technology, software, code, user interfaces, "look and feel" or other item which is used in or associated with any LLC Site Functionality, such items shall be deemed LLC Derivative Works in their entirety and not Joint Works or Company Intellectual Property.

          "LLC DERIVATIVE WORK" means any Derivative Work (whether created by LLC, Company, or the Parties jointly) of any LLC Existing Intellectual Property or LLC Future Intellectual Property.

          "LLC EXISTING INTELLECTUAL PROPERTY" means, collectively, all of the following existing as of the Effective Date: (a) the Trademarks of LLC and its Affiliates; and (b) the LLC Site, including, without limitation, any and all content, data, URLs, domain names, technology, software, code, user interfaces, "look and feel", LLC Site Functionality,

     Trademarks and other items posted thereon or used in connection or associated with any of the foregoing.

               "LLC FUTURE INTELLECTUAL PROPERTY" means, collectively, all of the following which are invented, created, developed or first reduced to practice by LLC or its Affiliates after the Effective Date without the participation of Company or its Affiliates and without use of or reference to any Company Confidential Information, Company Existing Intellectual Property and/or Company Future Intellectual Property: (a) any Trademarks; and (b) any content, data, URLs, domain names, technology, software, code, user interfaces, "look and feel," LLC Site Functionality and other items (but excluding any Company Derivative Works).

               "LLC INTELLECTUAL PROPERTY" means, collectively, any LLC Existing Intellectual Property, LLC Future Intellectual Property and LLC Derivative Works, but excluding any Joint Works.

               "LLC PRODUCTS" means any products available through the LLC Site which LLC elects to make available for delivery via the Company Delivery Option.

               "LLC SITE" means that Web Site, the primary home page of which is identified by the URL www.amazon.com (and any successor or replacement Web Site).

               "LLC SITE FUNCTIONALITY" means, collectively: (a) tab, search and browse functionality available to users for navigating through the LLC Site (including, without limitation, the layout and design thereof);
     (b) payment and transaction functionality available to users of the LLC Site for purchasing products (including, without limitation, "shopping cart" and "Payment with 1-Click" functionality), (c) any other functionality available on the LLC Site which LLC may make available to Company from time to time, and (d) any future equivalents, improvements and enhancements of any of the foregoing.

* "INCENTIVE OFFER" means either (a) [*] or (b) a substantially equivalent benefit upon purchase of a product from or through the LLC Site if delivery is taken via the Company Delivery Option.

               "INTELLECTUAL PROPERTY RIGHT" means any patent (including all reissues, divisions, continuations and extensions), copyright, trademark, service marks, trade dress, trade name or trade secret right, as well as all applications for any and all of the foregoing, and any other intellectual property or proprietary right together with the goodwill in connection with all of the foregoing.

               "LAW" means any law, ordinance, rule, regulation, order, license, permit and other requirement, now or hereafter in effect, of any governmental authority of competent jurisdiction.

     ---------

     * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

          "RECEIVING PARTY" means a Party that receives Confidential Information from the other Party in connection with this Agreement.

          "REFERRAL INFORMATION" means any information disclosing that a specific end-user utilized the Company Delivery Option (however obtained), disclosing any products purchased by any user of the LLC Site, or other personally-identifying information regarding users of the LLC Site.

          "SHIPMENT TERRITORY" means any and all areas serviced by the Company Service.

          "SITE" means either the LLC Site, on the one hand, or the Company Site, on the other hand, as required by the context.

          "TERM" means the term of this Agreement as defined in Section 11.

          "TRADEMARK" means any trademark, service mark, trade name, trade dress, proprietary logo or insignia or other product, source or business identifier.

          "WEB SITE" means any point of presence maintained on the Internet or on any other public data network. With respect to any Web Site maintained on the World Wide Web or any successor public data network, such Web Site includes all HTML pages (or similar unit of information presented in any relevant data protocol) that are identified by the same second-level domain (such as http://www.amazon.com) or by the same equivalent level identifier in any relevant address scheme.

          "YEAR" means any period of twelve (12) consecutive months commencing on the Commencement Date.

SECTION 2.   LLC PURCHASE OF PRODUCTS

          2.1 IN GENERAL. Following the Commencement Date and until the end of the Term, LLC agrees to buy and Company agrees to sell Exclusive Products with respect to which the Company Delivery Option has been requested in such quantities as may be ordered by LLC from time to time. Company will keep adequate inventories of Exclusive Products on hand in such quantities as will allow Company to fulfill and ship orders in accordance with the mutually agreed upon customer service requirements specified in Exhibit A.

          2.2 PACKAGING, LABELING AND SHIPPING. Company shall provide for the invoicing, labeling and packaging of Exclusive Products as mutually agreed upon by the Parties in writing and the delivery of Exclusive Products to LLC customers through the Company Delivery Option at the applicable locations within the Shipment Territory. The details concerning invoicing, labeling and packaging shall be set forth in Exhibit A hereto. LLC shall have the right, at its own cost and expense, to require the use of LLC branded invoicing, labeling and packaging, subject to approval by the Company in its reasonable discretion. Title to the Exclusive Products shipped by Company shall pass to LLC and such Products shall be shipped by Company, F.O.B., LLC's specified destination. Immediately upon LLC's taking title to any Exclusive Product shipped by Company, LLC shall transfer title to the customer who ordered such Exclusive Product from LLC, contingent upon such customer's payment of the applicable fees therefor and satisfaction of such other conditions of sale as LLC may impose upon its customers.

     SECTION 3.    LLC SITE

* 3.1 LLC SITE. In those areas of the Shipment Territory where the Company Service is available, subject to the Parties' mutual agreement of Exhibits A, B and C, and to the other terms of this Agreement, (a) LLC shall present the Company Delivery Option on the LLC Site as an available method of delivery for Exclusive Products purchased through the LLC Site, and (b) LLC shall feature in a reasonably prominent manner on the LLC Site, one or more buttons or text links ("Placements") identifying the existence of a one-hour delivery option (which may or may not contain Company branding as provided by Company which, if included, shall be subject to the final approval of LLC, such approval not to be unreasonably withheld or delayed) and containing a hypertext link to an area of the LLC Site which shall, except as provided in Section 10, [*] such approval not to be unreasonably withheld or delayed. Subject to the above, LLC will determine the content, appearance, functionality and all other aspects of the LLC Site in its sole discretion.

* 3.2 IMPLEMENTATION OBLIGATIONS. The parties will implement and integrate the Company Delivery Option into the LLC Site as provided in
     Section 5. Company will use commercially reasonable efforts to ensure that (a) the Company Delivery Option is substantially equivalent (or superior) in terms of ease of use, delivery times, delivery areas and schedules to the Company Service as made available by Company through any means other than the LLC Site, (b) for so long as the Company Delivery Option is the exclusive option under Section 3.1 for LLC customers to purchase Exclusive Products with a one-hour delivery option,[*] and (c) promotions provided by Company and related to products offered through the Company Delivery Option (including, without limitation, discounts, free products with a purchase and "points" or other customer loyalty programs), are equal to any such promotions offered by Company in connection with the

     ---------
     * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

provision of the Company Service to the customers of any third party commercial partner in a manner substantially equivalent to the Company Service offered to LLC customers hereunder, it being understood that no such promotions shall be specifically directed at LLC customers without LLC's prior written consent. Company shall not, unless otherwise directed by LLC, include any advertisements or promotional or marketing materials for Company or its Affiliates with any Exclusive Products delivered to customers who select the Company Delivery Option.

          3.3 NO FRAMING. Neither Party will use or authorize or assist any third party to use in connection with any links on its Site any framing techniques, interstitial advertisements, pop-up windows, new consoles or other items or techniques which would alter the appearance or presentation of the other party's Site from that seen by users hand-entering the applicable URL into their browser. Without limiting the generality of the foregoing, each Party specifically acknowledges that it will not cause or permit any new browser window to open upon any user's clicking on any link on its Site to the other Party's Site.

          3.4 CUSTOMER SERVICE. Each Party, as applicable, will at all times comply with the customer service requirements (including, without limitation, user privacy policies, delivery standards, return policies and customer satisfaction service levels) to be mutually agreed upon by the Parties and, once agreed, attached hereto as Exhibit A. The Parties will use commercially reasonable efforts to agree upon such customer service requirements within sixty
(60) days after the Effective Date. Without limiting the generality of the foregoing, Company will at all times use commercially reasonable efforts to conduct its dealings with users of the LLC Site in a professional and courteous manner which reflects favorably upon LLC and its Affiliates and the LLC Site, and will in any event ensure that the customer service provided by Company to users of the Company Delivery Option (including, without limitation, in regard to product fulfillment and responsiveness to customer inquiries relating to the delivery of the Exclusive Products) is of as high a standard as is commercially reasonably possible for Company, and in any event, that the same is at least of as high a standard as that provided by Company with respect to the services and products made available by Company through any other means, compared on a category-to-category basis (e.g., customer service with respect to books shall be compared to customer service with respect to books, but not other products).

          3.5 REFERRAL INFORMATION. Customers who purchase products through the LLC Site shall be deemed to be customers of LLC for all purposes. LLC shall not be required to disclose any Referral Information to Company except to the extent necessary to permit Company to perform its obligations under this Agreement. Company will not disclose any Referral Information to any third party, or permit any third party to use any Referral Information to target communications specifically to users of the LLC Site, except as necessary to perform its obligations under this Agreement or as permitted by LLC in writing (provided, however, that nothing in the foregoing shall prohibit Company from contacting its own customers generally, so long as such contacts are not specifically and intentionally directed at users of the LLC Site, or prohibit Company from using or disclosing non-personal statistical or demographic information regarding such users in the aggregate for any purpose without LLC's consent).

     SECTION 4.    PROMOTIONAL ACTIVITIES

               4.1 PRESS RELEASES. Both Parties will issue mutually agreeable press releases describing the nature of their relationship promptly following the Effective Date and at such other times as the Parties may mutually agree. Neither Party will issue any other press releases, make any other disclosures regarding this Agreement or its terms or the relationship between the parties, or use the other Party's Trademarks (except as permitted by Section 7), without the other Party's prior written consent, except that, each Party may, without the other Party's prior consent: (y) distribute or issue public relations materials or press releases that contain a description of the relationship of the Parties, provided that such description has been approved in advance in writing by such other Party (which approval shall not be unreasonably withheld or delayed); and (z) speak in public regarding disclosures made pursuant to the first sentence of this Section 4.1.

* 4.2 AMAZON.COM CUSTOMER BASE. From the Commencement Date until the end of the Term, LLC will exert commercially reasonable efforts to introduce, as specifically provided herein, the Company Site to LLC's and its Affiliates' customer base within the areas of the Shipment Territory within the United States. LLC and/or its Affiliates will advertise the Company Service to selected members of such customer base via electronic mail and/or product shipments, the specific nature, timing, manner, scope, duration and cost of which shall be as mutually agreed upon by the Parties in writing from time to time; provided, that each individual communication shall in any event include an Incentive Offer having a value to the potential customer of at least [*] Assuming mutual agreement of the Parties as set forth above, LLC agrees that it will send (a) the following minimum number of e-mail advertisements:
     Year 1 [*]; Year 2 [*]; and Year 3 [*], and (b) the following minimum number of product shipment advertisements: Year 2 [*]and Year 3 [*]. Assuming mutual agreement of the Parties as set forth above, Company will pay all reasonable out-of-pocket costs actually incurred by LLC and its Affiliates in connection with the advertising to be provided pursuant to this Section 4.2, including without limitation the costs of design, production, printing, mailing, and any Incentive Offers ("Advertising Expenses"). LLC will invoice Company on a monthly basis for the Advertising Expenses actually incurred by LLC and its Affiliates and include supporting documentation therefor substantiating the amounts due, and Company will pay LLC the invoiced sums within thirty (30) days after receipt of the applicable invoice. Any payment not received within this thirty (30) day period will accrue interest at a rate of one and one-half percent (1 1/2%) per month from the expiration of such thirty
     (30) day period, or the highest rate allowed by applicable law, whichever is lower.

               4.3 ADDITIONAL PROMOTIONAL ACTIVITIES. In addition to LLC's promotional obligations set forth in Section 4.2, as the Parties may mutually agree from time to time

     ---------
     * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

     following the Commencement Date until the end of the Term, LLC may engage in other promotional activities related to the Company Service and/or Company Site (which may include, for example, providing promotional placements relating to the Company Service and/or Company Site on the home page of the LLC Site or in "thank you" pages displayed to users of the LLC Site who elect to have Products delivered through the Company Delivery Option and delivering physical mailings to segments of LLC's customer base).

* 4.4 CONTENT SOURCING. As mutually agreed upon by the Parties from time time to time following the Commencement Date and until the end of the Term, LLC may provide [*] for use on the Company Site pursuant to the license granted in Section 7.2 below (collectively referred to as the "LLC Licensed Content").

* 4.5 [*]. As mutually agreed upon by the Parties from time to time following the Commencement Date and until the end of the Term, LLC will use commercially reasonable efforts [*]

     SECTION 5.    TECHNICAL IMPLEMENTATION

               5.1 COMPANY DELIVERY OPTION; COMPANY SITE.

                         5.1.1 COMPANY DELIVERY OPTION. The Parties will use all commercially reasonable efforts to perform, in a timely and professional manner, all technical work necessary to integrate the Company Service into the LLC Site pursuant to specifications and schedules (the "Development Plan") that shall be developed by LLC in consultation with Company and mutually agreed upon by the Parties, which specifications and schedules, once agreed, shall be attached hereto as Exhibit B. The Parties will use commercially reasonable efforts to agree upon the Development Plan within sixty (60) days after the Effective Date. LLC will provide Company with reasonable consultation regarding appropriate information technology infrastructure and supply chain management related thereto.

                         5.1.2 COMPANY SITE. As mutually agreed upon by the parties from time to time following the Commencement Date and until the end of the Term, LLC may provide to Company certain consulting services, know-how and expertise related to technology development and deployment on the Company Site, merchandising and marketing of Exclusive Products and general logistics and operational techniques and strategies.

               5.2 ACCOUNT MANAGERS. Each Party will assign an account manager (which manager shall be subject to change from time to time by the assigning Party upon notice to

     ---------
     * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

     the other Party) to oversee the performance of such Party's obligations under this Agreement and to facilitate coordination of the Parties' performance of their respective obligations. The account managers will meet at least once every three (3) months after the Effective Date and until the end of the Term to review the implementation of this Agreement and to explore methods for improving performance.

               5.3 REGULATORY COMPLIANCE.

                         5.3.1 Each Party will comply, and will ensure that their respective information, products and services and all other activities undertaken through or in connection with this Agreement (including, without limitation, any implementation of the Company Delivery Option as contemplated by this Agreement) comply with all applicable Laws. Each Party will execute and furnish to the other Party on reasonable request all certifications, guarantees and other documents regarding compliance with such Laws.

                         5.3.2 Company will provide reasonable assistance to LLC and LLC's Affiliates in all regulatory compliance activities required in connection with the advertising and offering of the Company Delivery Option, including, but not necessarily limited to, assisting LLC in identifying, obtaining and maintaining in force any and all licenses and permits necessary for LLC and its Affiliates in connection with any of the foregoing. In connection with the foregoing regulatory compliance activities, Company will reimburse LLC for any reasonable costs (including legal costs) incurred by LLC or its Affiliates in connection with identifying and obtaining any and all such licenses and permits provided the Company has already identified and obtained such licenses and permits. For the avoidance of doubt, LLC acknowledges and agrees that Company shall have no obligation to assist LLC in any regulatory compliance activities related to, or reimburse LLC for any costs incurred by LLC or its Affiliates in connection with identifying or obtaining any licenses or permits required in connection with, any advertising, operation, maintenance or sale of any products sold or services made available by LLC or its Affiliates independently through the LLC Site without the participation of Company.

*    SECTION 6.    [*] PAYMENTS

               6.1 PAYMENTS. Subject to LLC's obligation under Section 4.5, following the Commencement Date and until the end of the Term, Company shall purchase in advance the Exclusive Products to be sold by LLC and delivered by Company through the Company Delivery Option. Promptly upon arranging for the purchase of any Exclusive Products, Company shall notify LLC of the Exclusive Product Cost (as hereinafter defined) for such products. Company shall own and be responsible for the risk of loss associated with all inventory of such Exclusive Products until title is passed to LLC pursuant to Section 2.2.

                         6.1.1 LLC shall purchase Exclusive Products from
               Company for resale to

     ---------
     * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

               LLC's customers at the product cost ("Exclusive Product Cost") paid by Company for the Exclusive Products to be delivered by Company through the Company Delivery Option. In the event the Exclusive Product Cost for any Exclusive Product sold by Company to LLC hereunder exceeds the cost LLC would have paid or otherwise been able to pay if LLC was purchasing such Exclusive Product directly from LLC's vendors and distributors
               ("LLC Cost"), LLC shall have the right to exclude or delete such Exclusive Products from the group of Exclusive Products for which the Company Delivery Option is available, in which case Company shall be under no obligation to deliver such Exclusive Products via the Company Delivery Option. In the event LLC does not do the foregoing, LLC shall pay Company for the LLC Cost plus fifty percent (50%) of the difference in price between the Exclusive Product Cost and the LLC Cost with respect to such Exclusive Product (the "Differential Cost") In the event that the application of this payment method would result in LLC paying any Differential Cost in excess of the lesser of $1.50 or 10% of the Exclusive Product Cost on a per item basis (the "50% Payment Limit"), LLC shall pay Company an amount equal to the LLC Cost plus the Differential Cost minus the 50% Payment Limit. The Parties may mutually agree in writing to any alteration of the above arrangements with respect to any Exclusive Products at any time.

*                    6.1.2 [*]






     ---------
     * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                     6.1.3 All payments due from LLC to Company under this
           Section 6.1 shall be payable by LLC monthly in arrears on or before the twentieth (20) day of the calendar month following the month for which payment is due. Any such payment shall be accompanied by a report in a mutually agreed upon format which shall provide details of the calculation of the monthly payment. Such report shall provide information detailing the number and type of Exclusive Products purchased by LLC customers utilizing the Company Delivery Option, the date of purchase and the LLC Cost for such Exclusive Products, and any other information relating to each Order which is reasonably requested by Company or otherwise required by Company to perform its obligations hereunder. Any payment not received within this twenty
           (20) day period will accrue interest at a rate of one and one-half percent (1 1/2%) per month from the expiration of such twenty (20) day period, or the highest rate allowed by applicable law, whichever is lower. All payments due under this Agreement shall be calculated in accordance with US generally accepted accounting principles. The customer service requirements to be attached hereto as Exhibit A shall include details regarding the handling of returns, defective products and wrong shipments, including the adjustments or offsets, if any, to be made to the payments described above. The Parties shall use commercially reasonable efforts to agree upon more complete terms related to the payment, accounting and tax aspects of the transactions contemplated by this Agreement within sixty (60) days of the Effective Date, which terms shall be incorporated into Exhibit C and attached hereto.

           6.2 GENERAL. Except as specifically set forth in this Agreement, each Party remains responsible for establishing its own prices and charges to end users, customers, subscribers or otherwise in connection with its own offerings, products and/or services available in the commercial marketplace. Furthermore, except as otherwise provided herein or subsequently mutually agreed upon in writing, each Party bears its own expenses and costs associated with performing its obligations under this Agreement.

           6.3 RIGHT TO AUDIT. Each Party shall maintain complete and accurate books and records to substantiate and document the amounts due to the other Party hereunder. Each Party ("Auditing Party") is entitled, once every twelve
(12) months during the Term on reasonable notice to the other Party ("Audited Party"), to audit or have its external auditors audit the Audited Party's records, which relate to the payments due to the Auditing Party hereunder. Any such audit will be conducted during the Audited Party's normal business hours and at the Audited Party's location where the relevant records are kept in the normal course of business and shall be conducted to minimize any disruption to the Audited Party's business activities. Any information obtained during the course of any such Audit shall be treated as Confidential Information. In the event that any such audit reveals that the Audited Party has underpaid any amounts due to the Auditing Party under this Agreement, the Audited Party will immediately pay the difference (required payment minus actual payment) to the Auditing Party. In the event that any such audit reveals that the Audited Party has underpaid any amounts due to the Auditing Party under this Agreement by more than five (5%) percent, (a) the Audited Party will immediately pay the difference (required payment minus actual payment) to the Auditing Party together with the reasonable cost of such audit, and (b) the twelve (12) month stand-off period referenced above shall not apply with respect to the next audit.

SECTION 7.    PROPRIETARY RIGHTS

          7.1 OWNERSHIP.

                    7.1.1 As between the Parties, LLC reserves all right, title and interest in and to the LLC Intellectual Property, along with all Intellectual Property Rights associated therewith and no title to or ownership of any of the foregoing is transferred or, except as expressly set forth in
Section 7.2, licensed to Company or any other person or entity pursuant to this Agreement.

                    7.1.2 As between the Parties, Company reserves all right, title and interest in and to the Company Intellectual Property, along with all Intellectual Property Rights associated therewith and no title to or ownership of any of the foregoing is transferred or, except as expressly set forth in
Section 7.3, licensed to LLC or any other person or entity pursuant to this Agreement.

                    7.1.3 To the maximum extent permitted by applicable Laws, any LLC Derivative Works or Company Derivative Works, to the extent created by or for the other Party, shall be deemed "works made for hire", and all right, title and interest therein shall vest in LLC (in the case of LLC Derivative Works) or Company (in the case of Company Derivative Works) immediately upon creation thereof. To the extent that any such LLC Derivative Works or Company Derivative Works are not "works made for hire", Company hereby assigns and agrees to assign to LLC (or such of its Affiliates as it may designate) all right, title and interest to all LLC Derivative Works and all associated Intellectual Property Rights, and LLC hereby assigns and agrees to assign to Company (or such of its Affiliates as it may designate) all right, title and interest in and to all Company Derivative Works and all associated Intellectual Property Rights. Each Party shall take, at the other Party's expense, any actions (including, without limitation, execution and delivery of affidavits and other documents) reasonably requested by such other Party to effect, perfect or confirm its or its designee's ownership rights as set forth in this Section 7.1.3.

                    7.1.4 To the extent that any Joint Works are created in the course of performance of this Agreement, each party shall own a joint, equal and undivided ownership interest in and to such Joint Works and the associated Intellectual Property Rights, with no duty on the part of either Party to account to the other with respect to its use and exploitation of the same. Each Party shall own all right, title and interest in and to any Derivative Works of any Joint Works created by or for such Party and all Intellectual Property Rights associated therewith (to the extent not also associated with the Joint Works). Without limiting the generality of the foregoing, either Party may, without any duty to account to the other (including, without limitation, any duty to pay, share or account for any royalties):

                    (a) make, manufacture, assemble, produce, market, sell, distribute, transfer, use, license and otherwise commercially and non-commercially exploit and deal with the Joint Works; provided, that neither party shall seek or obtain any registration of any Intellectual Property Rights associated with the Joint Works without the other Party's prior written consent;

                    (b) make, manufacture, assemble, produce, market, sell, distribute, transfer, use, license, seek and obtain registrations of Intellectual Property Rights (subject to paragraph (a) above) and otherwise commercially and non-commercially exploit and deal with Derivative Works of any Joint Works created by or for such Party, whether or not competitive with any items created by or for the other party; and

                    (c) authorize any third party to take any action described in (a) or (b) above.

          7.2 LLC LICENSE. LLC hereby grants to Company, during the Term, a royalty-free, non-exclusive, non-transferable (except in accordance with Section 12.7) license, which Company may sublicense only to its Affiliates, to use the LLC Intellectual Property supplied by LLC to Company as is reasonably necessary to perform its obligations under this Agreement; provided, however, that Company shall not use LLC's Trademarks, including in any advertising, without LLC's prior written consent, unless such use conforms to a written Trademark use policy previously furnished by LLC to Company and not subsequently modified or revoked. All goodwill arising out of any use of any of LLC's or its Affiliates' Trademarks by, through or under Company will inure solely to the benefit of LLC and its Affiliates.

          7.3 COMPANY LICENSE. Company hereby grants to LLC, during the Term, a royalty free, non-exclusive, non-transferable (except in accordance with Section 12.7) license, which LLC may sublicense only to its Affiliates, to use the Company Intellectual Property supplied by Company to LLC as is reasonably necessary to perform its obligations under this Agreement; provided, however, that LLC shall not use Company's Trademarks, including in any advertising, without the Company's prior written consent, unless such use conforms to a written Trademark use policy previously furnished by Company to LLC and not subsequently modified or revoked. All goodwill arising out of any use of any of Company's Trademarks by, through or under LLC will inure solely to the benefit of Company.

          7.4 NON-DISPARAGEMENT. Neither Company nor LLC will use the other Party's Trademarks in a manner that disparages the other Party or its products or services, and/or portrays the other Party or its products or services in a false, competitively adverse or poor light. Each of Company and LLC will comply with the other Party's requests as to the use of the other Party's Trademarks and will avoid knowingly taking any action that diminishes the value of such Trademarks.

SECTION 8.    REPRESENTATIONS; INDEMNITY

          8.1 REPRESENTATIONS. Each Party represents and warrants to the other that: (a) it has the full corporate right, power and authority to enter into this Agreement and perform its obligations hereunder; (b) its performance of this Agreement, and the other party's exercise of such other party's rights under this Agreement, will not conflict with or result in a breach or violation of any of the terms or provisions or constitute a default under any agreement by which it is bound; (c) when executed and delivered, this Agreement will constitute its legal, valid and binding obligation enforceable against it in accordance with its terms; and (d) it will comply with all applicable Laws in its performance of its respective obligations this Agreement.

          8.2 INDEMNITY. Each Party (as applicable, the "Indemnifying Party") will indemnify and hold harmless the other Party (the "Indemnified Party") and its Affiliates (and their respective employees, directors and representatives) from and against any and all claims, costs, losses, damages, judgments and expenses (including reasonable attorneys' fees) arising out of any Claim, to the extent it is based on (a) the operation or content of the Indemnifying Party's Site (other than any items or materials supplied by the Indemnified Party or services offered or performed by the Indemnified Party), (b) the offer, marketing, sale or provision of any products or services by the Indemnifying Party, (c) any actual or alleged breach of the Indemnifying Party's representations or warranties set forth in Section 8.1 above and its respective obligations under Section 5.3 above, or (d) any actual or alleged infringement of any Intellectual Property Rights by any content, items or materials provided by the Indemnifying Party to the Indemnified Party for its use as permitted under this Agreement. Subject to Section 8.3, the Indemnifying Party will pay any award against the Indemnified Party and its Affiliates (and their respective employees, directors or representatives) and any costs and attorneys' fees reasonably incurred by them resulting from any such Claim.

          8.3 PROCEDURE. In connection with any Claim described in this Section 8, the Indemnified Party will (a) give the Indemnifying Party prompt written notice of the Claim, (b) cooperate with the Indemnifying Party (at the Indemnifying Party's expense) in connection with the defense and settlement of the Claim, and (c) permit the Indemnifying Party to control the defense and settlement of the Claim, provided that the Indemnifying Party may not settle the Claim without the Indemnified Party's prior written consent (which will not be unreasonably withheld). Further, the Indemnified Party (at its cost) may participate in the defense and settlement of the Claim with counsel of its own choosing.

Unless the Indemnifying Party notifies the Indemnified Party in writing within five (5) days of its receipt of any Claim that it irrevocably elects not to assume the defense of such Claim, the Indemnifying Party shall be deemed to have irrevocably elected to assume the defense of such Claim. If the Indemnifying Party elects not to assume the defense of any Claim as provided in the preceding sentence, the Indemnifying Party shall be deemed to have irrevocably waived any right to participate in or control the defense or settlement of such Claim and the Indemnified Party shall be entitled to sole control of the defense and settlement of such Claim (without limitation of the Indemnifying Party's indemnity obligations under this Section 8).

SECTION 9.    DISCLAIMERS, LIMITATIONS AND RESERVATIONS

          9.1 DISCLAIMER OF WARRANTIES. EXCEPT AS PROVIDED IN SECTION 8.1 ABOVE, NEITHER PARTY MAKES, AND EACH PARTY HEREBY WAIVES AND DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES REGARDING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING (WITHOUT LIMITATION) ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR IMPLIED WARRANTIES ARISING OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING (A) THE AMOUNT OF SALES REVENUES THAT MAY OCCUR DURING THE TERM, AND (B) ANY ECONOMIC OR OTHER BENEFIT THAT THEY MIGHT OBTAIN THROUGH ITS PARTICIPATION IN THIS AGREEMENT.

          9.2 NO CONSEQUENTIAL DAMAGES. EXCEPT TO THE EXTENT AWARDED TO A THIRD PARTY IN A JUDGMENT AGAINST WHICH A PARTY IS ENTITLED TO INDEMNIFICATION PURSUANT TO SECTION 8.2, OR TO THE EXTENT ARISING OUT OF ANY BREACH OF SECTION 12.3, NEITHER PARTY WILL BE LIABLE (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE), PRODUCT LIABILITY OR OTHER THEORY), TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY FOR COST OF COVER OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFIT, REVENUE, BUSINESS OR DATA) ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISEDOF THE POSSIBILITY OF SUCH COSTS OR DAMAGES.

          9.3 LIMITATION OF DAMAGES. EXCEPT FOR LIABILITIES UNDER SECTION 8.2, AND DAMAGES RESULTING FROM EITHER PARTY'S BREACH OF ITS OBLIGATIONS UNDERSECTION 12.3, INSTANCES OF WILLFUL MISCONDUCT AND GROSS NEGLIGENCE OF A PARTY AND/OR PERSONAL INJURY OR TANGIBLE PROPERTY DAMAGE CAUSED BY A PARTY, NEITHER PARTY'S AGGREGATE LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS

AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), WARRANTY OR OTHERWISE, SHALL EXCEED THE AGGREGATE AMOUNTS ACTUALLY PAID PURSUANT TO THE PAYMENT PROVISIONS SET FORTH IN SECTION
6.1 AND EXHIBIT C DURING THE TERM OF THE AGREEMENT.

          9.4 RESPONSIBILITY FOR WEB SITES. Subject to the express terms of this Agreement, each Party will remain solely responsible for, and retains sole control over, the programming, content and conduct of transactions on its Site. In the event that either Party receives from a third party a BONA FIDE claim of infringement concerning any advertising materials or other content supplied by the other Party, such Party may upon notice to the other Party immediately remove such materials or content from its Web Site at its sole discretion, pending receipt of non-infringing replacement materials or content or satisfactory resolution of such claim, and any such removal shall not constitute a breach of this Agreement, provided such removal of the foregoing materials is completed in good faith and in accordance with the terms and conditions herein.

SECTION 10.    EXCLUSIVITY AND NON-SOLICITATION.

          10.1 COMPANY SERVICE.

                    10.1.1 Subject to the terms and conditions of Section 10.1.2 and 10.2, Company will not: (a) offer or provide the Company Service with respect to any Exclusive Products on behalf of any person or entity other than LLC or its Affiliates; provided, however, nothing contained in this Agreement shall be construed as prohibiting Company itself in any way from providing, promoting or otherwise making the Company Service or any other Company or third party information, products or services available to its customers on or through the Company Site or, except as provided in Section 9.1 (b), providing, promoting or otherwise making the Company Service available with respect to any non-Exclusive Products on behalf of any third party; (b) advertise or promote in any manner (including, without limitation, on or through the Company Site) any person or entity which derives more than 10% of its gross revenues from the sale of any one category of Exclusive Products (i.e., books, music or toys) or 15% of its gross revenues from the sale of all categories of Exclusive Products in the aggregate ("LLC Competitor"), provided, however, that Company shall be entitled to advertise or promote any such LLC Competitor so long as it is exclusively in connection with the advertising or promotion of the sale by such LLC Competitor of a non-Exclusive Product, or the availability of the Company Service with respect to such non-Exclusive Products offered on behalf of such LLC Competitor; and (c) advertise or promote in any manner (including, without limitation, on or through the Company Site) the availability or sale of any Exclusive Product by any person or entity other than the Company or LLC or its Affiliates. Company will use commercially reasonable efforts to train Company delivery personnel to avoid any direct solicitation of any LLC customer to become a Company customer, whether by way of product or service advertisements or solicitations delivered verbally or in writing at the time of interface between such Company delivery personnel and the LLC customers, or otherwise. Company will not advertise or promote the Company Site or the Company Service specifically in preference to the LLC Site or the Company Delivery Option (e.g., without limitation, "come to Kozmo.com for free delivery rather than Amazon.com which charges a delivery fee"). Company will discuss in good faith with LLC from time to time the possibility of exclusively sourcing products other than Exclusive
     Products from LLC or its suppliers for delivery via the Company Service. Company agrees that it will not enter into any agreement pursuant to which Company exclusively offers or delivers products provided by any third party if such products are then offered by LLC or its Affiliates without first offering to negotiate with LLC (or such of its Affiliates as LLC may designate) an agreement granting such rights to LLC (or such Affiliate) (any such agreement, an "Exclusive Sourcing Agreement"). If
     LLC rejects such offer, or does not respond to Company's offer to negotiate a Exclusive Sourcing Agreement within five (5) business days, Company will be free to enter into the applicable transaction with the third party without restriction. If LLC indicates that it wishes to negotiate an Exclusive Sourcing Agreement with Company within five (5) business days of its receipt of Company's offer, the Parties will attempt in good faith to negotiate a Exclusive Sourcing Agreement.
     Either Party may terminate such negotiations at any time, and following any such termination, Company shall be free to negotiate and enter into the applicable transaction with the applicable third party without restriction.

                         10.1.2 EXCEPTIONS TO COMPANY'S EXCLUSIVITY
     OBLIGATIONS. Notwithstanding anything to the contrary set forth in
     Section 10.1, Company shall not be precluded from providing any Exclusive Product through the Company Service for any third party provided that the Company's total annual revenue for the provision of such Exclusive Product through the Company Service for such third parties does not exceed five percent (5%) of the Company's total annual revenue for the provision of such Exclusive Product through the Company Service for all third parties, including LLC.

* 10.2 LLC SITE. In those areas of the Shipment Territory where the Company Delivery Option is presented as the exclusive delivery option in accordance with the terms of Section 3.1, except as provided below, [*]Notwithstanding the foregoing, in the event LLC desires to advertise, promote or make available on the LLC Site or otherwise the one-hour delivery option or service for Exclusive Products [*] in any one or more areas of the Shipment Territory where the Company Delivery

     ---------
     * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

* Option is presented as an available delivery option in accordance with the terms of Section 3.1, LLC shall have the right to do so provided that it gives at least ninety (90) days written notice to Company, which notice shall specify [*]. Upon the expiration of such notice period, (a) the Company's exclusivity obligations set forth in Sections 10.1(a), (b) and (c) with respect to the particular areas of the Shipment Territory identified in the above-described notice shall cease, and Section 3.1,
     (b) LLC shall continue to feature the Placements on the LLC Site as set forth in but LLC's obligation \ under Section 3.1 to present the Company Delivery Option as the exclusive one-hour delivery option for Exclusive Products shall be converted to a reduced obligation to [*]; provided, however, that the Company branding associated with the Company Delivery Option shall not be removed in its entirety and shall continue to be as provided by Company, subject to the final approval of LLC, such approval not to be unreasonably withheld or delayed. In the event Company fails to materially comply with the service levels and customer service requirements set forth in Exhibit A in any area or areas of the Shipment Territory, LLC shall be entitled to give written notice of this fact to Company (which notice shall specify the problem and cure with reasonable particularity), and Company shall have sixty (60) days to remedy the same from the date of receipt of such notice. In the event Company is unable to cure the problem in any area or areas of the Shipment Territory by substantially conforming to the applicable service levels and customer service requirements within such time period, LLC shall be entitled to use [*] for one-hour deliveries of Exclusive Products in such areas of the Shipment Territory without causing termination of the Company's exclusivity obligations set forth in Sections 10.1(a), (b) and
     (c) in such areas. If Company later demonstrates to LLC's reasonable satisfaction that it is able to substantially conform to the applicable service levels and customer service requirements set forth in Exhibit A in such area or areas of the Shipment Territory, LLC shall either (x) cease using Company Competitors in such area or areas of the Shipment Territory within ninety (90) days, or (y) be deemed to agree to the termination of Company's exclusivity obligations set forth in Sections
     10.1 (a),(b) and (c) with respect to such area or areas of the Shipment Territory.

               10.3 OTHER OBLIGATIONS NON-EXCLUSIVE. Except as expressly provided in Section 10.1 and 10.2 above, the rights and obligations of the Parties under this Agreement shall be non-exclusive, and either party shall be free to enter into any transactions and agreements with third parties (whether or not similar to or competitive with the transactions and agreements specified in this Agreement or the business of the other Party), so long as the same do not breach any express provision of this Agreement.

     ---------
     * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

     SECTION 11.    TERM AND TERMINATION

               11.1 TERM. The term of this Agreement will start on the Effective Date, and unless earlier terminated as provided elsewhere in this Agreement, will end three (3) years following the Commencement Date.

               11.2 TERMINATION FOR BREACH. Without limiting any other rights or remedies (including, without limitation, any right to seek damages and other monetary relief and LLC's rights under Section 11.3 or Company's rights under Section 11.4) that either Party may have in law or otherwise, either Party may terminate this Agreement if the other Party materially breaches its obligations hereunder, provided that (a) the non-breaching Party sends written notice to the breaching Party describing the breach, and (b) the breaching Party does not cure the breach within thirty (30) days following its receipt of such notice.

               11.3 LLC TERMINATION. In the event that: (a) Company at any time engages in any criminal conduct, fraud, dishonesty or other behavior that LLC reasonably and in good faith determines is materially harming or is likely to materially harm the goodwill or reputation of LLC or its Affiliates or the LLC Site; (b) LLC reasonably and in good faith determines that Company has consistently failed to abide by LLC's reasonable requests with respect to the establishment of technical and customer service requirements or its obligations to integrate the Company Service into the LLC Site as required hereunder; or (c) Company consistently fails to pay BONA FIDE debts as they legally come due, institutes or has instituted against it any bankruptcy, reorganization, debt arrangement, assignment for the benefit of creditors, or other proceeding under any bankruptcy or insolvency Law or dissolution, receivership, or liquidation proceeding (and, if such proceeding is instituted against it, such proceeding is not dismissed within one hundred twenty (120) days), the same shall be deemed a material breach of this Agreement which is not susceptible to cure, and LLC shall be entitled to terminate this Agreement upon written notice to Company. In addition, in the event that any Change of Control involving an LLC Competitor occurs with respect to Company, LLC shall be entitled to terminate this Agreement upon written notice to Company, LLC acknowledging, however, that the occurrence of a Change of Control shall not be deemed to be a breach of this Agreement in and of itself, and
     (bb) without terminating the Agreement in whole, LLC may terminate this Agreement with respect to any one or more areas of the Shipment Territory if the Company materially breaches its obligations hereunder with respect to any such area or areas and LLC follows the same procedures related to such breach or breaches that would be required to terminate the Agreement in its entirety.

*              11.4 COMPANY TERMINATION. In the event that [*]


     ---------
     * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

[*] (c) LLC consistently fails to pay its BONA FIDE debts as they legally come due, institutes or has instituted against it any bankruptcy, reorganization, debt arrangement, assignment for the benefit of creditors, or other proceeding under any bankruptcy or insolvency Law or dissolution, receivership, or liquidation proceeding (and, if such proceeding is instituted against it, such proceeding is not dismissed within one hundred twenty (120) days), the same shall be deemed a material breach of this Agreement which is not susceptible to cure, and Company shall be entitled to terminate this Agreement upon written notice to LLC. In addition, in the event that any Change of Control involving a Company Competitor occurs with respect to LLC, Company shall be entitled to terminate this Agreement upon written notice to LLC, Company acknowledging, however, that the occurrence of a Change of Control shall not be deemed to be a breach of this Agreement in and of itself.

          11.5 EFFECT OF TERMINATION.

                    11.5.1 GENERAL. Upon termination of this Agreement, each Party in receipt, possession or control of the other Party's intellectual or proprietary property, information and materials (including any Confidential Information) pursuant to this Agreement must return to the other Party (or at the other Party's written request, destroy and certify in writing such destruction) such property, information and materials and all copies thereof, regardless of the form, format or media. Sections 7 through 9, 11 and 12 and any other provision of this Agreement which must survive the termination or expiration of this Agreement in order to give effect to its meaning, will survive the termination or expiration of this Agreement.

                    11.5.2 USER TRANSITION. Upon any expiration of the Term, or a termination of the Term as a result of Company's material breach of the Agreement, the Parties will cooperate in good faith to promote a smooth customer transition, and in any event, Company will, at LLC's option, continue to offer the Company Delivery Option in accordance with the terms of this Agreement for a period of up to four (4) months following such termination, provided, however, that Company's exclusivity obligations contained in Section 10 of the Agreement shall not apply during this transition period.

SECTION  12.   MISCELLANEOUS

          12.1 TAXES. The Parties acknowledge and agree that notwithstanding any other provision of this Agreement, LLC shall have no obligation to offer or promote (or to continue to offer or promote) the Company Delivery Option in any jurisdiction in the Shipment Territory if LLC determines, in its reasonable and good faith discretion, that such offer or promotion may create any jurisdiction or authority for any governmental authority to impose material additional obligations to collect sales tax, use tax or similar tax in connection with any sales of Exclusive Products by LLC or its Affiliates. Each Party specifically acknowledges and agrees that this Agreement and the transactions contemplated hereby are not intended to create any jurisdiction or authority for any governmental authority to impose any obligation to collect any sales tax, use tax or similar tax in connection with any sales of

---------
* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

products by LLC or its Affiliates. Accordingly, Company agrees to take such action as LLC may reasonably request in compliance with all Laws, at LLC's sole cost and expense, (including, without limitation, execution of affidavits and other documents) to avoid or limit the imposition, by reason of this Agreement or the transactions contemplated hereby, of any such obligation on LLC or its Affiliates, or the establishment of a nexus for tax purposes sufficient to grant any jurisdiction the authority to levy any sales tax, use tax or similar tax on sales of products by LLC or its Affiliates in connection with this Agreement.

          12.2 INSURANCE. Company, at its sole cost and expense, shall procure and maintain in effect during the term of this Agreement and for a period of twelve (12) months thereafter, the following insurance policies: (a) commercial general, umbrella and/or excess liability insurance with limits of at least $25,000,000 per occurrence (which insurance shall include, but not be limited to, products, products/completed operations, bodily injury, personal injury, broad form property damage and broad form contractual and advertising injury) and (b) such other policy or policies of insurance as is or are commercially reasonable for the transactions and business contemplated by this Agreement. As soon as is reasonably practicable following the Effective Date, and from time to time upon the reasonable request of LLC, Company shall furnish to LLC a certificate of insurance and any other relevant documentation as evidence of said insurance policy or policies. Company agrees to consult with LLC from time to time regarding the adequacy of Company's insurance coverage. LLC and Amazon.com, Inc. shall at all times be named as an "additional insureds" under such policy or policies, or any renewals or replacements thereof, and such policies shall contain a waiver of subrogation against LLC and Amazon.com, Inc.

          12.3 INDEPENDENT CONTRACTORS. The Parties are entering this Agreement as independent contractors, and this Agreement will not be construed to create a partnership, joint venture or employment relationship between them. Neither Party will represent itself to be an employee or agent of the other or enter into any agreement or legally binding commitment or statement on the other's behalf of or in the other's name.

          12.4 NONDISCLOSURE. Each Party will protect the Confidential Information of the other Party from misappropriation and unauthorized use or disclosure, and at a minimum, will take precautions at least as great as those taken to protect its own confidential information of a similar nature, but in no event with less than reasonable care. Without limiting the foregoing, the Receiving Party will: (a) use such Confidential Information solely for the purposes for which it has been disclosed; and (b) disclose such Confidential Information only to those of its and its Affiliates' employees, agents, and consultants who have a need to know the same for the purpose of performing this Agreement and who are informed of and agree to a duty of nondisclosure. The Receiving Party may also disclose Confidential Information of the Disclosing Party to the extent necessary to comply with applicable Law or legal process or pursuant to a registration report or exhibits thereto filed or to be filed with the Securities and Exchange Commission, listing agency or any stock securities commission, or any other associated filings, provided that the Receiving Party uses gives the Disclosing Party not less than ten (10) days' prior written notice thereof and complies with all reasonable requests of the Disclosing Party to minimize the extent or scope of any such disclosure. Upon request of the other Party, or in any event upon any termination or expiration of the Term, each Party shall return to the other or destroy (and certify in writing such destruction) all materials, in any medium, which contain, embody, reflect or reference all or any part of any Confidential Information of the other Party.

          12.5 COSTS. Except as expressly provided herein, each Party will be responsible for all costs and expenses incurred by it in connection with the negotiation, execution, delivery and performance of this Agreement.

          12.6 NOTICES. Any notice or other communication under this Agreement given by either Party to the other Party will be in writing and, to be effective, must be sent to the intended recipient by prepaid registered letter, receipted commercial courier, or electronically receipted facsimile transmission (acknowledged in like manner by the intended recipient) at its address specified below its signature at the end of this Agreement, and in the case of LLC, with a copy to Amazon.com, Inc., 1200 12th Avenue South, Suite 1200, Seattle, WA 98144, USA, Facsimile: (206) 266-7010 Attn: General Counsel and in the case of Company, with a copy to Greenberg Traurig, 200 Park Avenue, New York, NY 10166, Facsimile (212-801- 6400), Attn: Daniel Schnapp, Esq.; provided, that no notice of termination of this Agreement shall be deemed properly given unless sent by prepaid registered mail to such address(es) and to the attention of such officer(s). Either Party may from time to time change such address or individual by giving the other Party notice of such change in accordance with this Section 12.6.

          12.7 ASSIGNMENT. Except as set forth below, neither Party may assign, transfer or subcontract this Agreement and/or any rights and/or obligations hereunder, without the written consent of the other and any attempt to do so shall be void. Notwithstanding the foregoing, either party may assign this Agreement to an Affiliate or in connection with a merger, sale, transfer, conveyance, acquisition or other corporate reorganization or change in control or ownership relating to all or any material portion of its stock, assets, operations or business, other than a Change of Control involving an LLC Competitor or a Company Competitor, provided that the assignee agrees in writing to be bound by all of the terms and conditions of this Agreement. Subject to the foregoing, this Agreement will be binding on and enforceable by the Parties and their respective successors and permitted assigns.

          12.8 NONWAIVER. To be effective, any waiver by a Party of any of its rights or the other Party's obligations under this Agreement must be made in a writing signed by the Party to be charged with the waiver. No failure or forbearance by either Party to insist upon or enforce performance by the other Party of any of the provisions of this Agreement or to exercise any rights or remedies under this Agreement or otherwise at law or in equity shall be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provision, right, or remedy in that or any other instance; rather the same shall be and remain in full force and effect.

          12.9 COUNTERPARTS; TRANSMITTED COPIES. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of the Agreement shall be equivalent to original documents until such time (if any) as original documents are completely executed and delivered. "Transmitted Copies" shall mean copies which are reproduced or transmitted via facsimile, or another process of complete and accurate reproduction and transmission.

          12.10 HEADINGS. The headings of sections and subsections of this Agreement are for convenience of reference only and are not intended to restrict, affect or otherwise influence the interpretation or construction of any provision of this Agreement.

          12.11 CHOICE OF LAW. This Agreement will be interpreted, construed and enforced in accordance with the Laws of the State of Washington, without reference to its choice of Laws rules.

          12.12 VENUE. Company hereby irrevocably consents to non-exclusive personal jurisdiction and venue in the state and federal courts located in King County, Washington with respect to any claim, action or proceeding arising out of or related to this Agreement and agrees not to commence or prosecute any such claim, action or proceeding other than in the aforementioned courts.

          12.13 ENTIRE AGREEMENT. The Exhibits, materials, information and documents attached, referred to or specified in this Agreement are incorporated by reference and constitute a part of this Agreement as if fully set forth herein. This Agreement (a) represents the entire agreement between the Parties with respect to the subject matter hereof and supersedes any previous or contemporaneous oral or written agreements regarding such subject matter and (b) may be amended or modified only by a written instrument signed by a duly authorized agent of each Party. No breach of this Agreement by either Party shall affect the rights or obligations of either Party under any other Agreement between the Parties; rather, the same will remain in full force and effect.

LLC                                      COMPANY:

AMAZON.COM LLC                           KOZMO.COM, INC.

By: F/                                   By: /s/ Jeff Yolen
    -----------------------------            -----------------------------
Title: Vice President                    Title: Vice President
       --------------------------               --------------------------
Date: March 13, 2000                     Date: March 13, 2000
      ---------------------------              ---------------------------

Notice Address:                          Notice Address:

Amazon.com LLC                           KOZMO.COM, INC.
1200 12th Avenue South, Suite 1200       80 BROAD STREET
Seattle, WA 98144-2734                   NEW YORK, NY  10004
Facsimile:  206-266-7010                 FACSIMILE:  212-797-1400
Attn: General Counsel, Amazon.com, Inc.  ATTN:  JEFF YOLEN, VP BUSINESS
                                               DEVELOPMENT

                                    EXHIBIT A

                          CUSTOMER SERVICE REQUIREMENTS

                                    EXHIBIT B

                                DEVELOPMENT PLAN

                                    EXHIBIT C

                          PAYMENT TERMS AND CONDITIONS